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                                                                    EXHIBIT 10.6

                                 May 24, 1999



Scripps Howard Broadcasting Company
d/b/a Home & Garden Television
9701 Madison Avenue
Knoxville, TN 37932

Ladies and Gentlemen:              Re:  Relationship with Garden.com, Inc.

     This letter sets forth the agreement between Scripps Howard Broadcasting Company d/b/a Home & Garden Television ("HGTV") and Garden.com, Inc. ("Garden.com") with respect to the issuance of equity in Garden.com to HGTV in exchange for certain HGTV cable television advertising inventory. This letter also addresses the parties' expectations regarding the initiation and continuing development of a strategic alliance between them. The general terms and conditions of this relationship shall be as follows:

     1.   Purchase of Advertising.  Subject to the terms of that certain
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Amendment to Stock Purchase Agreement (the "Amended Stock Purchase Agreement")
dated as of May 21, 1999 and executed between Garden.com and HGTV and certain stockholders of Garden.com, Garden.com will issue 262,237 shares of its $.01 par value Series E Convertible Preferred Stock (the "In-kind Stock") to HGTV in exchange for HGTV issuing an advertising credit to Garden.com in the amount of $1,499,995.64 (the "Advertising Credit"). HGTV's issuance of the Advertising Credit represents full payment for the In-kind Stock. HGTV's purchase of the In-kind Stock shall in no way be affected by the parties' pursuit of the strategic relationship referenced below.

     2.   General Terms of Advertising.  HGTV shall provide Garden.com with the
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use of advertising spots (each, a "Spot") to be telecast on HGTV reasonably spread over a period commencing on the date hereof and continuing thereafter for twenty-four (24) months (the "Term"). The parties agree that Garden.com shall seek to order and HGTV shall telecast Spots having an
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Scripps Howard Broadcasting Company
d/b/a Home & Garden Television
May 24, 1999
Page 2

aggregate value equal to approximately $750,000 during the first twelve (12) months of the Term and Spots having an aggregate value of the balance of the Advertising Credit during the second twelve (12) months of the Term, with the value of each Spot calculated at the rates negotiated by HGTV and Garden.com at that time; provided, however, that in no event shall such rates be greater than the rates payable by a third-party advertiser of a similar quantity and quality of Spots. The Spots shall be telecast on the dates and at times mutually agreed to by the parties. The parties agree to meet during the six (6) month period following the date hereof to agree upon a budget and schedule for the use of the Advertising Credit during the first twelve (12) months of the Term and to meet on a timely basis to agree upon a budget and schedule for the use of the Advertising Credit during the second twelve (12) months of the Term. If a portion of the Advertising Credit remains after expiration of the Term, then Garden.com may continue to use the balance of such Advertising Credit to purchase Spots from HGTV.

     3.   Use of Advertising Credit.  The Advertising Credit shall be treated as
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a credit balance owned by Garden.com and to be used by Garden.com in its sole discretion to purchase advertising on the HGTV network. The parties agree that the delivery of the In-kind Stock pursuant to the Amended Stock Purchase Agreement and the agreement related thereto as set forth herein constitute full and complete payment to HGTV for the Spots. Without the prior written consent of HGTV, Garden.com shall not assign or otherwise transfer the Advertising Credit; provided, however, that nothing herein shall prevent the continued use of the Advertising Credit by Garden.com's successor in interest in the event of a merger, consolidation or sale of substantially all of the assets of Garden.com or the sale of a majority of the outstanding shares of capital stock of Garden.com (each, a "Transferring Transaction"), but only in connection with and in furtherance of the Garden.com website or, with HGTV's prior written approval, which shall not be unreasonably withheld, a website that replaces the Garden.com website if the latter is discontinued following such a Transferring Transaction.

     4.   Strategic Relationship. Garden.com and HGTV agree that their mutual
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goal is to work together in the utilization/commercialization of each other's
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Scripps Howard Broadcasting Company
d/b/a Home & Garden Television
May 24, 1999
Page 3

content, expertise and consumer base. In furtherance of that goal, the parties shall use their commercially reasonable efforts to explore and pursue strategic ventures and relationships with each other, such as, for example, the integration of their respective media offerings. Without limiting the generality of the foregoing, the parties shall use their best effort during the six (6) month period following the date hereof to form and document a plan to capitalize on their possible synergies. Such activities are presently intended to include, without limitation, the following:

By Garden.com:
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 .    serving as an on
     line and electronic commerce partner of HGTV with respect to gardening and gardening-related products;
 .    providing content for use by HGTV; and
 .    selling HGTV-related items through Garden.com's website.

By HGTV:
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 .    serving as a media partner of Garden.com;
 .    providing content for use by Garden.com; and
 .    facilitating the relationship between Garden.com and third parties interested in selling products through the Internet.

Further, the parties shall use their commercially reasonable efforts to (a) work together on tying Garden.com's electronic commerce capabilities to HGTV's programming, (b) provide developmental guidance to each other, (c) discuss and, as appropriate, initiate co-branding opportunities, (d) cooperate on the joint development of electronic commerce offerings, (e) share research information,
(f) discuss and, as appropriate, implement exclusive parameters of the arrangement between the parties, (g) co-develop new operations (e.g., software, functions, and processes) that enhance the relationship between the parties and/or their respective businesses, and (h) generally work to pursue mutually beneficial projects. The terms, pricing, cost and revenue sharing for such projects shall be as mutually agreed upon by the parties at a later date. Until the parties agree to the contrary in
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Scripps Howard Broadcasting Company
d/b/a Home & Garden Television
May 24, 1999
Page 4

writing during the Term, the parties are free to continue to pursue ventures with third parties of the kind and to the extent that they have pursued such ventures prior to the date hereof.

     5.   Garden.com Marks.  Garden.com hereby grants to HGTV a nonexclusive,
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royalty-free license effective throughout the Term to use, display and publish, with Garden.com's prior review for approval, the Garden.com marks as set forth on the attached Exhibit A, but only in furtherance of the activities contemplated herein. Any use of the Garden.com marks by HGTV must comply with any reasonable usage guidelines communicated by Garden.com to HGTV from time to time. Nothing contained in this letter agreement shall give HGTV any right, title or interest in or to the Garden.com marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. HGTV acknowledges and agrees that, as between Garden.com and HGTV, Garden.com is the sole owner of all rights to the Garden.com marks.

     6.   HGTV Marks.  HGTV hereby grants to Garden.com a nonexclusive, royalty-
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free license effective throughout the Term to use, display and publish, with
HGTV's prior review for approval, the HGTV marks as set forth on the attached Exhibit B, but only in furtherance of the activities contemplated herein. Any use of the HGTV marks by Garden.com must comply with any reasonable usage guidelines communicated by HGTV to Garden.com from time to time. Nothing contained in this letter agreement shall give Garden.com any right, title or interest in or to the HGTV marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. Garden.com acknowledges and agrees that, as between HGTV and Garden.com, HGTV is the sole owner of all rights to the HGTV marks.

     7.   Representations and Warranties.  HGTV and Garden.com each represent
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and warrant that this letter agreement has been duly authorized, executed and delivered by such party and that this letter agreement constitutes the legal, valid and binding obligation of such party, enforceable in accordance with these terms.
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Scripps Howard Broadcasting Company
d/b/a Home & Garden Television
May 24, 1999
Page 5

     8.   Publicity.  Neither party shall issue a press release or make any
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statement to the general public concerning this letter agreement, Spots, or the existence thereof, without the expressed prior written consent of the other; provided, however, that HGTV agrees that Garden.com may file this letter agreement with the Securities and Exchange Commission (the "SEC") and or describe this letter agreement in any registration statement filed with the SEC, as long as Garden.com consults with HGTV during the process.

     9.   Miscellaneous.  This letter agreement, along with other documents
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executed by the parties related to HGTV's purchase of the In-Kind Stock, constitutes the entire agreement and understanding of the parties related to the subject matter hereto and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties both oral or written relating to the subject matter hereof. No waiver of modification of any provision of this letter agreement shall be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this letter agreement shall not be construed as a waiver of any other provision of this letter agreement, nor shall such waiver operate at or be construed as a waiver of such provision respecting a future circumstance. The terms of this letter agreement shall apply to the parties hereto and any other successors or assigns. This letter agreement may be executed in counterparts, each of which when executed shall be deemed to be an original, but all which taken together shall constitute one and the same agreement. Facsimile signatures of this letter agreement shall be deemed of equal validity and as fully enforceable as original signatures thereof.

     10.  Governing Law.  This letter agreement shall be governed and construed
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under the laws of the State of Texas applicable to contracts fully performed in
Texas, without regard to Texas conflicts of law principles.

     If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below and returning one original
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Scripps Howard Broadcasting Company
d/b/a Home & Garden Television
May 24, 1999
Page 6

to me. This letter agreement shall be null and void if not signed within three days of the date set forth above.

     Garden.com looks forward to a mutually beneficial and enduring relationship.

                                          Yours very truly,

                                          Garden.com, Inc.

                                          BY

                                               James N. O'Neill,
                                               Chief Operating Officer

MW2\76320JNO:PN

Encs.

Accepted and agreed to this
24th day of May, 1999.


SCRIPPS HOWARD BROADCASTING
COMPANY d/b/a HOME & GARDEN
TELEVISION

BY /s/ Kenneth W. Lowe
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  Its   President/CEO
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